Exhibit 3.1

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

TRUETT-HURST, INC.

___________________________________

The present name of the corporation is Truett-Hurst, Inc. (the “Corporation”). The Corporation was incorporated under the name “Truett-Hurst, Inc.” by the filing of its original certificate of incorporation (the “Original Certificate of Incorporation”) with the Secretary of State of the State of Delaware on December 10, 2012. This Amended and Restated Certificate of Incorporation of the Corporation, which amends, restates and integrates the provisions of the Original Certificate of Incorporation, was duly adopted in accordance with the provisions of Sections 242 and 245 of the General Corporation Law of the State of Delaware and by the written consent of the stockholders in accordance with Section 228 of the General Corporation Law of the State of Delaware. The Original Certificate of Incorporation of the Corporation is hereby amended and restated to read in its entirety as follows:

ARTICLE 1

The name of the Corporation is Truett-Hurst, Inc. (the “Corporation”).

ARTICLE 2

The address of the Corporation’s registered office in the State of Delaware is 2711 Centerville Road, Suite 400, in the City of Wilmington, 19808, County of New Castle.  The name of its registered agent at such address is The Corporation Trust Company.

ARTICLE 3

The nature of the business of the Corporation and the objects or purposes to be transacted, promoted or carried on by it are as follows:  To engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”).

ARTICLE 4

A.           The total number of shares of all classes of stock that the Corporation is authorized to issue is 12,001,000 shares, consisting of (i) 7,000,000 shares of Class A Common Stock,  par value $0.001 per share (the “Class A Common Stock”), (ii) 1,000 shares of Class B Common Stock, par value $0.001 per share (the “Class B Common Stock” and, together with the Class A Common Stock, the “Common Stock”), and (iii) Five Million (5,000,000) shares of Preferred Stock, par value $0.001 per share (the “Preferred Stock”).

B.           The number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of shares of stock of the Corporation representing a majority of the votes represented by all of the outstanding shares of stock of the Corporation entitled to vote, voting together as a single class, irrespective of the provisions of Section 242(b)(2) of the DGCL (or any successor provision).

C.            Any of the shares of Preferred Stock may be issued from time to time in one or more series.  Subject to the limitations and restrictions in this Article 4 set forth, the Board of Directors or a Committee of the Board of Directors, to the extent permitted by law and the Bylaws of the Corporation or a resolution of the Board of Directors, by resolution or resolutions, is authorized to create or provide for any such series, and to fix the designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, including, without limitation, the authority to fix or alter the dividend rights, dividend rates, conversion rights, exchange rights, voting rights, rights and terms of redemption (including sinking and purchase fund provisions), the redemption price or prices, the dissolution preferences and the rights in respect to any distribution of assets of any wholly unissued series of Preferred Stock and the number of shares constituting any such series, and the designation thereof, or any of them and to increase or decrease the number of shares of any series so created, subsequent to the issue of that series but not below the number of shares of such series then outstanding.  In case the number of shares of any series shall be so decreased, the shares constituting such decrease shall resume the status which they had prior to the adoption of the resolution originally fixing the number of shares of such series.

D.           There shall be no limitation or restriction on any variation between any of the different series of Preferred Stock as to the designations, preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions thereof; and the several series of Preferred Stock may, except as hereinafter in this Article 4 otherwise expressly provided, vary in any and all respects as fixed and determined by the resolution or resolutions of the Board of Directors or by a committee of the Board of Directors, providing for the issuance of the various series; provided, however, that all shares of any one series of Preferred Stock shall have the same designation, preferences and relative, participating, optional or other special rights and qualifications, limitations and restrictions.

E.           Except as otherwise required by law, or as otherwise fixed by resolution or resolutions of the Board of Directors with respect to one or more series of Preferred Stock, the entire voting power and all voting rights shall be vested exclusively in the Common Stock.

F.           Each holder of Class A Common Stock, as such, shall be entitled to one vote for each share of Class A Common Stock held of record by such holder on all matters on which stockholders generally are entitled to vote; provided, however, that to the fullest extent permitted by law, holders of Class A Common Stock, as such, shall have no voting power with respect to, and shall not be entitled to vote on, any amendment to this Restated Certificate of Incorporation (including any certificate of designations relating to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Restated Certificate of Incorporation (including any certificate of designations relating to any series of Preferred Stock) or pursuant to the DGCL.

G.           Each holder of Class B Common Stock, as such, shall be entitled, without regard to the number of shares of Class B Common Stock (or fraction thereof) held by such holder, to a number of votes that is equal to the product of (x) the total number of LLC Units (as defined in the Exchange Agreement dated on or about the date hereof as amended from time to time (the “Exchange Agreement”)), by and among the Corporation and the holders of LLC Units from time to time party thereto), held of record by such holder multiplied by (y) the Exchange Rate (as defined in the Exchange Agreement) (on all matters on which stockholders generally are entitled to vote; provided, further, that, to the fullest extent permitted by law, holders of Class B Common Stock, as such, shall have no voting power with respect to, and shall not be entitled to vote on, any amendment to this Amended and Restated Certificate of Incorporation (including any certificate of designations relating to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Amended and Restated Certificate of Incorporation (including any certificate of designations relating to any series of Preferred Stock) or pursuant to the DGCL.

H.           Except as otherwise required in this Amended and Restated Certificate of Incorporation or by applicable law, the holders of Common Stock shall vote together as a single class on all matters (or, if any holders of Preferred Stock are entitled to vote together with the holders of Common Stock, as a single class with such holders of Preferred Stock).

I.             The Corporation shall at all times when any LLC Units shall be outstanding, reserve and keep available out of its authorized but unissued Class A Common Stock, such number of shares of Class A Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding LLC Units in accordance with the terms of the Exchange Agreement. If at any time the number of authorized but unissued shares of Class A Common Stock shall not be sufficient to effect the conversion of all outstanding LLC Units, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase the number of authorized shares of Class A Common Stock to such number as shall be sufficient for such purpose.

ARTICLE 5

A.           Subject to applicable law and the rights, if any, of the holders of any outstanding series of Preferred Stock or any class or series of stock having a preference over or the right to participate with the Class A Common Stock with respect to the payment of dividends and other distributions in cash, stock of any corporation or property of the Corporation, such dividends and other distributions may be declared and paid on the Class A Common Stock out of the assets of the Corporation that are by law available therefor at such times and in such amounts as the Board in its discretion shall determine. Dividends and other distributions shall not be declared or paid on the Class B Common Stock.

B.            In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, after payment or provision for payment of the debts and other liabilities of the Corporation and of the preferential and other amounts, if any, to which the holders of Preferred Stock shall be entitled, the holders of all outstanding shares of Class A Common Stock shall be entitled to receive the remaining assets of the Corporation available for distribution ratably in proportion to the number of shares held by each such stockholder.  The holders of shares of Class B Common Stock, as such, shall not be entitled to receive any assets of the Corporation in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation.

C.            In the event that any outstanding share of Class B Common Stock shall cease to be held by a holder of a LLC Unit, such share shall automatically and without further action on the part of the Corporation or any holder of Class B Common Stock be transferred to the Corporation and thereupon shall be retired.  Upon any transfer of LLC Units pursuant to Section 7.3 of the Third Amended and Restated Operating Agreement of H.D.D. LLC, the Corporation shall issue to and register in the name of the transferee of such LLC Units, one share of Class B Common Stock.

ARTICLE 6

A.           The Board of Directors is expressly authorized to adopt, amend and repeal the Bylaws of the Corporation without the assent or vote of the stockholders in any manner not inconsistent with the law of the State of Delaware or this Amended and Restated Certificate of Incorporation.

B.           The stockholders are expressly authorized to adopt, amend and repeal the Bylaws of the Corporation by the affirmative vote of holders of a majority of the outstanding shares entitled to vote thereon.

ARTICLE 7

A.           Elections of directors need not be by written ballot unless the Bylaws of the Corporation shall so provide.

B.           The number of directors which shall constitute the Board of Directors shall be fixed from time to time, within the limits specified in the Corporation’s Bylaws or in this Article 7, by a bylaw or amendment thereof duly adopted by the affirmative vote of holders of sixty-six and two-thirds per cent (66 2-3%) of the shares entitled to vote thereon, or by the Board of Directors.

C.           The power to fill vacancies in the Board of Directors created by the removal of one or more directors shall be exercised only by the directors in office immediately prior to the removal of such director or directors.

D.           Subject to the special right of the holders of any class or series of stock to elect directors, the Board of Directors shall be classified with respect to the time for which they severally hold office into three classes, as nearly equal in number as possible.  The initial Class I Directors shall serve for a term expiring at the first annual meeting of stockholders of the Corporation following the filing of this Amended and Restated Certificate of Incorporation; the initial Class II Directors shall serve for a term expiring at the second annual meeting of stockholders following the filing of this Amended and Restated Certificate of Incorporation; and the initial Class III Directors shall serve for a term expiring at the third annual meeting of stockholders following the filing of this Amended and Restated Certificate of Incorporation.  Each director in each class shall hold office until his or her successor is duly elected and qualified.  At each annual meeting of stockholders beginning with the first annual meeting of stockholders following the filing of this Amended and Restated Certificate of Incorporation, the successors of the class of directors whose term expires at that meeting shall be elected to hold office for a term expiring at the annual meeting of stockholders to be held in the third year following the year of their election, with each director in each such class to hold office until his or her successor is duly elected and qualified.

E.           No cumulative voting shall be allowed in the election of directors.

ARTICLE 8

Whenever a compromise or arrangement is proposed between the Corporation and its creditors or any class of them and/or between the Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of the Corporation or of any creditor or stockholder thereof, or on the application of any receiver or receivers appointed for the Corporation under the provisions of Section 291 of the DGCL or on the application of trustees in dissolution or of any receiver or receivers appointed for the Corporation under the provisions of Section 279 of the DGCL order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, to be summoned in such manner as the said court directs.  If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of the Corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of the Corporation, as the case may be, and also on the Corporation.

ARTICLE 9

Notwithstanding any other provisions of this Amended and Restated Certificate of Incorporation, and notwithstanding that a lesser percentage may be permitted from time to time by applicable law, no provision of this Amended and Restated Certificate of Incorporation may be altered, amended or repealed in any respect (including by merger, consolidation or otherwise), nor may any provision inconsistent therewith be adopted, unless such alteration, amendment, repeal or adoption is approved by the affirmative vote of holders of a majority of the outstanding shares entitled to vote thereon.

ARTICLE 10

A.           To the fullest extent permitted by Delaware statutory or decisional law, as amended or interpreted, no director of this Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director.  No amendment to, or modification or repeal of, this Article 10 shall adversely affect any right or protection of a director of the Corporation existing hereunder with respect to any act or omission occurring prior to such amendment, modification or repeal.  This Article 10 does not affect the availability of equitable remedies for breach of fiduciary duties.

B.           To the fullest extent permitted by the laws of the State of Delaware, the Corporation shall promptly pay expenses (including attorneys’ fees) incurred by any person described in paragraph A of this Article in appearing at, participating in or defending any action, suit or proceeding in advance of the final disposition of such action, suit or proceeding, including appeals, upon presentation of an undertaking on behalf of such person to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified under this Article 10 or otherwise.  Notwithstanding the preceding sentence, except as otherwise provided in paragraph C of this Article, the Corporation shall be required to pay expenses of a person described in such sentence in connection with any action, suit or proceeding (or part thereof) commenced by such person only if the commencement of such action, suit or proceeding (or part thereof) by such person was authorized by the Board.  Advances shall be unsecured and interest free.

C.           If a claim for indemnification (following the final disposition of such action, suit or proceeding) or advancement of expenses under this Article 10 is not paid in full within thirty (30) days after a written claim therefor by any person described in paragraph A of this Article has been received by the Corporation, such person may file suit to recover the unpaid amount of such claim and, if successful in whole or in part, shall be entitled to be paid the expense of prosecuting such claim.  In any such action the Corporation shall have the burden of proving that such person is not entitled to the requested indemnification or advancement of expenses under applicable law.

D.           To the fullest extent permitted by the law of the State of Delaware, the Corporation may purchase and maintain insurance on behalf of any person described in Paragraph A of this Article against any liability asserted against such person, whether or not the Corporation would have the power to indemnify such person against such liability under the provisions of this Article 10 or otherwise.

E.           The rights of indemnification provided in this Article 10 shall neither be exclusive of, nor be deemed in limitation of, any rights to which any person may otherwise be or become entitled or permitted by contract, this Amended and Restated Certificate of Incorporation, the by-laws of the Corporation, vote of stockholders or directors or otherwise, or as a matter of law, both as to actions in such person’s official capacity and actions in any other capacity, it being the policy of the Corporation that indemnification of any person whom the Corporation is obligated to indemnify pursuant to paragraph A of this Article shall be made to the fullest extent permitted by law.  This Article 10 shall not limit the right of the Corporation, to the extent and in the manner permitted by law, to indemnify and to advance expenses to, and purchase and maintain insurance on behalf of, persons other than persons described in Article.

F.           The provisions of this Article 10 shall be applicable to all actions, claims, suits or proceedings made or commenced after the adoption hereof, whether arising from acts or omissions to act occurring before or after its adoption, and shall continue as to a person who has ceased to be a director or officer and shall inure to the benefit of the heirs, executors or administrators of such person.  The provisions of this Article 10 shall be deemed to be a contract between the Corporation and each director or officer (or legal representative thereof) who serves in such capacity at any time while this Article 10 and the relevant provisions of the law of the State of Delaware and other applicable law, if any, are in effect, and any alteration, amendment or repeal of this Article 10 shall not affect any rights or obligations then existing with respect to any state of facts existing or act or omission occurring prior to such alteration, amendment or repeal, or any action, suit or proceeding then or theretofore existing, or any action, suit or proceeding thereafter brought or threatened based in whole or in part on any such state of facts, act or omission.

ARTICLE 11

A.           Subject to the rights of any holders of any series of Preferred Stock, any action required or permitted to be taken by the holders of stock of the Corporation must be effected at a duly called annual or special meeting of such holders and may not be effected by any consent in writing by such holders.

B.           Except as otherwise required by law and subject to the rights of the holders of any series of Preferred Stock, special meetings of the stockholders of the Corporation may be called only by or at the direction of the Board or the Chair of the Board.  Notwithstanding the foregoing, so long as the “Controlling Stockholders” (as defined below) control over 50% of the voting power of the Corporation, any action required or permitted to be taken by the holders of stock of the Corporation may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of outstanding shares having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and shall be delivered to the Corporation by delivery to its registered office in Delaware, its principal place of business, or to an officer or agent of the Corporation having custody of the book in which proceedings of meetings of stockholders are recorded; provided, however, the ability to act by written consent in lieu of a stockholder meeting shall immediately and permanently cease as of the date on which the “Controlling Stockholders” no longer control over 50% of the voting power of the Corporation.  For the purposes of this Amended and Restated Certificate of Incorporation, “Controlling Stockholders” shall mean: (i) Phillip L. Hurst, Paul E. Dolan, III, Heath E. Dolan, William R. Hambrecht, Barrie Graham, Forrester Hambrecht, Virginia Marie Lambrix and Daniel A. Carroll; (ii) the existing and future lineal descendants, including adopted children, of Phillip L. Hurst, Paul E. Dolan, III, Heath E. Dolan, William R. Hambrecht, Barrie Graham, Forrester Hambrecht, Virginia Marie Lambrix and Daniel A. Carroll; (iii) existing and future spouses of any Persons named in clauses (i) and (ii); (iv) any United States situs trusts for the current or future, direct or indirect, vested or contingent, benefit of any of the persons named in clauses (i) through (iii); (v) a custodial or retirement account benefiting any of the persons named in clauses (i) through (iii), (vi) any estate of any of the persons named in clauses (i) through (iii); and (vii) any entity (or wholly owned subsidiary of such entity) in which all of the equity interests are owned by any of the persons, trusts, accounts or estates named in clauses (i) through (vi).

ARTICLE 12

Except for (i) actions in which the Court of Chancery in the State of Delaware concludes that an indispensable party is not subject to the jurisdiction of the Delaware courts, and (ii) actions in which a federal court has assumed exclusive jurisdiction of a proceeding, any derivative action brought by or on behalf of the Corporation, and any direct action brought by a stockholder against the Corporation or any of its directors or officers, alleging a violation of the DGCL, the Corporation’s Certificate of Incorporation or Bylaws or breach of fiduciary duties or other violation of Delaware decisional law relating to the internal affairs of the Corporation, shall be brought in the Court of Chancery in the State of Delaware, which shall be the sole and exclusive forum for such proceedings; provided, however, that the Corporation may consent to an alternative forum for any such proceedings upon the approval of the Board of Directors of the Corporation.

ARTICLE 13

The Corporation shall not be governed by Section 203 of the DGCL (or any successor provision thereto) (“ Section 203”), and the restrictions contained in Section 203 shall not apply to the Corporation, until immediately following the time at which the Controlling Stockholders control less than 50% of the voting power of the Corporation.

IN WITNESS WHEREOF, the Corporation has caused this Amended and Restated Certificate of Incorporation to be signed by Paul Dolan, its Secretary, on this ____ day of April, 2013.

By:
Name:	Paul E. Dolan, III
Title:	Secretary